Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Matterport’s management believes is relevant to an assessment and understanding of Matterport’s consolidated results of operations and financial condition. The discussion should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and accompanying notes, and other financial information included elsewhere within this Current Report on Form 8-K, Matterport’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2021 and the Registration Statement on Form S-1 filed by Matterport with the SEC on August 19, 2021. This discussion may contain forward-looking statements based upon Matterport’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed under “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and other disclosures included in this Current Report on Form 8-K, Matterport’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2021 and the Registration Statement on Form S-1 filed by Matterport with the SEC on August 19, 2021. Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” “the Company” or “Matterport” refer to the business of Matterport, Inc., a Delaware corporation, and its subsidiaries both prior to the consummation of and following the Merger (as defined below).

Overview

Matterport is leading the digitization and datafication of the built world. We believe the digital transformation of the built world will fundamentally change the way people interact with buildings and the physical spaces around them.

Since its founding in 2011, Matterport’s pioneering technology has set the standard for digitizing, accessing and managing buildings, spaces and places online. Our platform’s innovative software, spatial data-driven data science, and 3D capture technology have broken down the barriers that have kept the largest asset class in the world, buildings and physical spaces, offline and underutilized for many years. We believe the digitization and datafication of the built world will continue to unlock significant operational efficiencies and property values, and that Matterport is the platform to lead this enormous global transformation.

The world is rapidly moving from offline to online. Digital transformation has made a powerful and lasting impact across every business and industry today. Nevertheless, the global building stock remains largely offline today, and we estimate that less than 0.1% is penetrated by digital transformation. We were among the first to recognize the increasing need for digitization of the built world and the power of spatial data, the unique details underlying buildings and spaces, in facilitating the understanding of buildings and spaces. With approximately 4.3 million spaces under management as of December 31, 2020, we are continuing to penetrate the estimated $228 trillion global building stock and expand our footprint across various end markets, including residential and commercial real estate, facilities management, retail, architecture, engineering and construction (“AEC”), insurance and repair, and travel and hospitality. We estimate our total addressable market to be more than four billion buildings and 20 billion spaces globally, yielding a more than $240 billion market opportunity.

We believe the total addressable market for the digitization and datafication of the built world could expand beyond $1 trillion as our spatial data platform continues to grow, powered by the following:

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Bringing offline buildings online: Traditionally, our customers needed to conduct site visits in-person to understand and assess their buildings and spaces. With the AI-powered capabilities of Cortex, our proprietary AI software engine, the world’s building stock can move from offline to online and be accessible to our customers real-time and on demand from anywhere.

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Driven by spatial data: Cortex uses the breadth of the billions of data points we have accumulated over the years to improve the 3D accuracy of our digital twins. Our sophisticated algorithms also deliver significant commercial value to our subscribers by generating data-based insights that allow them to confidently make assessments and decisions about their properties. With approximately 4.3 million spaces under management as of December 31, 2020, our spatial data library is the clearinghouse for information about the built world.

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Powered by AI and ML: AI and ML technologies effectively utilize spatial data to create a robust virtual experience that is dynamic, realistic, interactive, informative and permits multiple viewing angles. AI and ML also make costly cameras unnecessary for everyday scans—subscribers can now scan their spaces by simply tapping a button on their smartphones. As a result, Matterport is a device agnostic platform, helping us more rapidly scale and drive towards our mission of digitizing and indexing the built world.

We believe that Matterport has tremendous growth potential ahead. After securing market leading positions in a variety of geographies and vertical markets, we have demonstrated our repeatable value proposition and the ability of our sales growth model to scale. The magnitude of our total addressable market is so large that even with leading market share, we believe our penetration rates today are a small fraction of the opportunity for Matterport. With a mature and tested go-to-market playbook and team in place, we are focused on scaling execution across a carefully selected set of growth vectors, including: scaling the enterprise across industry verticals, expanding internationally, investing in R&D, and expanding partner integrations and third-party developer platforms.

Business Impact of COVID-19

In April 2020, we implemented a workforce restructuring and reduced spending on certain development programs in order to preserve operating flexibility and working capital, given that the duration and impact of the coronavirus (“COVID-19”) pandemic on our industry was highly uncertain during that period. We also modified our business practices, including reducing employee travel, recommending that all non-essential personnel work from home, and cancelling or reducing physical participation in meetings, events and conferences. The COVID-19 pandemic did not adversely affect our subscription and license revenue during the year ended December 31, 2020, and we have seen some signs of positive effects for our long-term business prospects as a result of the pandemic as businesses and consumers have increasingly adopted online technologies that allow them to manage their assets digitally and collaborate on tasks and projects via online platforms.

However, the future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration of the pandemic, impact on our customers and their spending habits, impact on our marketing efforts, effect on the growth of our customers’ businesses and their usage of our platform, and impact on our suppliers, all of which are uncertain and cannot be predicted with certainty. Public and private sector policies and initiatives to reduce the transmission of COVID-19 and disruptions to our operations and the operations of our customers, and our third-party suppliers, along with the related global slowdown in economic activity, may result in decreased revenues and increased costs. Delays, interruptions and disruptions in our supply chain have and could continue to impact our ability to maintain supplies of products and the costs associated with obtaining products. It is possible that the COVID-19 pandemic, the measures taken by the federal, state, or local authorities and businesses affected and the resulting economic impact may materially and adversely affect our business, results of operations, cash flows and financial position as well as those of our customers.

The Merger

On July 22, 2021, we consummated the previously announced merger (collectively with the other transactions described in the Merger Agreement (defined below), the “Merger”, “Closing”, or “Transactions”) pursuant to an Agreement and Plan of Merger, dated February 7, 2021 (the “Merger Agreement”), by and among the Company (at such time named Gores Holding VI, Inc., a Delaware Corporation (“Gores”, or “GHVI”)), First Merger Sub, Second Merger Sub and Legacy Matterport. In connection with the consummation of the Merger, the registrant changed its name from Gores Holdings VI, Inc. to Matterport, Inc. First Merger Sub merged with and into Legacy Matterport, with Legacy Matterport continuing as the surviving corporation (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger,

Legacy Matterport merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of the Company, under the new name “Matterport Operating, LLC” (the “Merger”). In connection with the Closing, we changed our name to Matterport, Inc. On July 23, 2021, our Class A common stock and warrants began trading on the Nasdaq Global Market under the symbols “MTTR” and “MTTRW,” respectively.

In connection with the Merger, the Company raised gross proceeds of $640.1 million, including the contribution of $345.1 million of cash held in Gores’ trust account from its initial public offering and an aggregate purchase price of $295.0 million in a private placement pursuant to the subscription agreements (“Private Investment in Public Equity” or “PIPE”) at $10.00 per share of Gores’ Class A common stock. The Company paid $0.9 million to Gores’ stockholders who redeemed Gores’ Class A common stock immediately prior to the Closing. The Company and Gores incurred $10.0 million and $26.3 million transaction costs, respectively. The total transaction cost was $36.3 million, consisting of underwriting, legal, and other professional fees, of which $35.7 million was recorded to additional paid-in capital as a reduction of proceeds and the remaining $0.6 million was expensed immediately upon the Closing. The aggregate consideration paid to Legacy Matterport stockholders in connection with the Merger (excluding any potential Earn-Out Shares (defined below)), was 218,875,000 shares of the Company Class A common stock, par value $0.0001 per share. The number of shares of Company Class A common stock received by Legacy Matterport stockholders for each share of Legacy Matterport common stock was equal to approximately 4.1193 (the “Exchange Ratio”).

The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Gores was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity upon consummation of the Merger represented a continuation of the financial statements of Matterport with the Merger being treated as the equivalent of Matterport issuing stock for the net assets of Gores, accompanied by a recapitalization. The net assets of Gores are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are presented as those of Matterport in future reports of the combined entity. All periods prior to the Merger have been retroactively adjusted using the Exchange Ratio for the equivalent number of shares outstanding immediately after the Merger to effect the reverse recapitalization. See Note 1 to our consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional detail about the Merger.

Our Business Model

We generate revenue by selling subscriptions to our AI-powered spatial data platform to customers, licensing our data to third parties, selling capture devices (including our Matterport Pro2 camera) and by providing services to customers from our technicians and through in-application purchases. We are focused on driving substantial annual growth in subscription and license revenue and maintaining modest growth in product and services revenue.

We serve customers of all sizes, at every stage of maturity, from individuals to large enterprises, and we see opportunities for growth across all of our customer segments. We are particularly focused on increasing sales efficiency and driving customer growth and recurring revenue growth from large enterprises.

Subscription Revenue

Our AI-powered spatial data platform creates high-fidelity and high-accuracy digital twins of physical spaces and generates valuable data analytics and insights for customers. We derive subscription revenue from the sale of subscription plans to subscribers of all sizes ranging from individuals to large enterprises.

Our subscription plans are priced from free to custom plans tailored to the needs of larger-scale businesses. Our standard subscription plans for individuals and small businesses range from a free online Matterport account with a single user and a single active space that can be captured with an iPhone to multiple-user accounts that provide for the capture of unlimited active spaces. The pricing of our subscription plans increases as the number of users and active spaces increase. The wide variety and flexibility of our subscription plans enable us to retain existing subscribers and grow our subscriber base across diverse end markets, with particular focus on large enterprise subscribers. Subscription revenue accounted for approximately 48% and 53% of our total revenue for the years ended December 31, 2020 and 2019, respectively.

The majority of our subscription services are billed either monthly or annually in advance and are typically non-refundable and non-cancellable. Consequently, for month-to-month subscriptions, we recognize the revenue monthly, and for annual or longer subscriptions, we record deferred revenue on our consolidated balance sheet and recognize the deferred revenue ratably over the subscription term.

License Revenue

We also offer data license solutions that allow certain customers to use our digital twin data for their own needs. We began offering these solutions in 2020. License revenue accounted for approximately 4% and 0% of our total revenue for the years ended December 31, 2020 and 2019, respectively. Data licenses to date have been granted as perpetual licenses and are therefore recognized at a point in time upon transfer of control when the customer accepts delivery of the licensed data or other property. We expect our license revenue to fluctuate from quarter to quarter based on the number of new licenses purchased by our customers as we obtain new customers for our license solutions and the delivery of our licensed content is accepted by our customers during each quarter.

Product Revenue

We offer a comprehensive set of solutions designed to provide our customers with access to state-of-the-art capture technology that produces the high-quality data necessary to process images into dimensionally accurate digital twins. We derive product revenue from sales of our innovative 3D capture product, the Pro2 Camera, which has played an integral part in shaping the 3D building and property visualization ecosystem. Recently, we also have begun to offer capture devices manufactured by third parties. The Pro2 Camera has driven adoption of our solutions and has generated the unique high-quality and scaled data set that has enabled Cortex to become the pioneering software engine for digital twin creation, and we expect that future sales of our Pro2 Camera and third-party capture devices will continue to drive increased adoption of our solutions. Product revenue accounted for approximately 39% and 40% of our total revenue for the years ended December 31, 2020 and 2019, respectively.

Services Revenue

Most of our customers are able to utilize the Pro2 Camera or other compatible capture devices to scan digital twins without external assistance, as the camera is relatively easy to configure and requires minimal training. However, our customers sometimes may also request professional assistance with the data capture process. We generate professional services revenue from Matterport Capture Services, a fully managed solution for enterprise subscribers worldwide that require on-demand scheduling of experienced and reliable Matterport professionals to scan their properties. In addition, we derive services revenue from in-app purchases, made by subscribers using our smartphone applications or by logging in to their subscriber account. Services revenue accounted for approximately 9% and 6% of our total revenue for the years ended December 31, 2020 and 2019, respectively.

Key Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions. The calculation of the key metrics discussed below may differ from other similarly titled metrics used by other companies, analysts, investors and other industry participants.

Spaces Under Management

We track the number of spaces that have been scanned and filed on the Matterport platform, which we refer to as spaces under management, because we believe that the number of spaces under management is an indicator of market penetration and the growth of our business. A space can be a single room or building, or any one contiguous scan of a discrete area, and is composed of a collection of imagery and spatial data that is captured and reconstructed in a dimensionally accurate digital twin of the scanned space. For tracking purposes, we treat each scanned and filed space as a unique file or model. We have a history of growing the number of our spaces under management and, as of December 31, 2020, we had approximately 4.3 million spaces under management. The scale of our spaces under management allows us to directly monetize each space managed for our paid subscribers as well as increase our ability to offer new and enhanced services to subscribers, which in turn provides us with an opportunity to convert subscribers from free subscription plans to paid plans. We believe our spaces under management will continue to grow as our business expands with our current customers and as we add new free and paid subscribers.

The following chart shows our spaces under management for each of the periods presented (in millions):

	Year ended December 31
	2020	2019
Spaces under management	4.3	2.3

Total Subscribers

We believe that our ability to increase the number of subscribers on our platform is an indicator of market penetration, the growth of our business and future revenue trends. For purposes of our business, a “subscriber” is an individual or entity that has signed up for a Matterport account during the applicable measurement period. We include both free and paid subscribers in our total subscriber count. We refer to a subscriber that has signed up for a free account and typically scans only one free space allocated to the account as a “free subscriber.” We refer to a subscriber that has signed up for one of our paid subscription levels and typically scans at least one space as a “paid subscriber.” Our paid subscribers typically enter into monthly subscriptions with us. We generally consider a single organization to be a single subscriber if the organization has entered into a discrete enterprise agreement with us, even if the organization includes multiple divisions, segments or subsidiaries that utilize our platform. If multiple individuals, divisions, segments or subsidiaries within an organization have each entered into a discrete subscription with us, we consider each individual account to be a separate subscriber.

We believe the number of paid subscribers on our platform is an important indicator of future revenue trends, and we believe the number of free subscribers on our platform is important because free subscribers may over time become paid subscribers on our platform and are therefore another indicator of our future revenue trend. We continue to demonstrate strong growth in the number of free and paid subscribers on our platform as indicated by our results for the twelve months ended December 31, 2020.

The following chart shows the number of our free subscribers, paid subscribers and total subscribers for each of the periods presented (in thousands):

	Year ended December 31
	2020	2019
Free subscribers	210.3	19.1
Paid subscribers	43.9	20.5

Total subscribers	254.2	39.6

Net Dollar Expansion Rate

We believe our ability to retain and grow the subscription revenue generated by our existing subscribers is an important measure of the health of our business and our future growth prospects. We track our performance in this area by measuring our net dollar expansion rate from the same set of customers across comparable periods. We calculate this metric on a quarterly basis by comparing the aggregate amount of subscription revenue attributable to a subscriber cohort for the most recent quarter divided by the amount of subscription revenue attributable to the same subscriber cohort for the same quarter in the previous fiscal year. Our calculation for the applicable quarter includes any subscriber in the cohort that upgrades or downgrades the subscriber’s respective subscription level or churns. For the three months ended December 31, 2020, our net dollar expansion rate, determined by comparing the subscription revenue from the applicable subscriber cohort for the three months ended December 31, 2020 to that for the three months ended December 31, 2019, was approximately 112%. Our net dollar expansion rate can fluctuate from quarter to quarter due to a number of factors, including, but not limited to, the number of subscribers that upgrade or downgrade their respective subscription levels or a higher or lower churn rate during any given quarter.

Non-GAAP Financial Measures

In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.

Non-GAAP Income Loss from Operations

We calculate non-GAAP loss from operations as GAAP loss from operations excluding stock-based compensation expenses. We believe this measure provides our management and investors with consistency and comparability with our past financial performance and is an important indicator of the performance and profitability of our business. Additionally, this measure eliminates the effects of stock-based compensation, which we do not consider to be indicative of our overall operating performance.

The following table presents our non-GAAP loss from operations for each of the periods presented (in thousands):

	Year ended December 31,
	2020	2019
GAAP loss from operations	$(11,562)	$(30,398)
Add back: stock-based compensation expense, net	2,505	1,830

Non-GAAP loss from operations	$(9,057)	$(28,568)

Free Cash Flow

We calculate free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized software and development costs. We believe this metric provides our management and investors with an important indicator of the ability of our business to generate additional cash from our business operations or our need to access additional sources of cash, in order to fund our operations and investments.

The following table presents our free cash flow for each of the periods presented (in thousands):

	Year ended December 31,
	2020	2019
Net cash used in operating activities	$(3,597)	$(26,826)
Less: purchases of property and equipment	(30)	(553)
Less: capitalized software and development costs	(4,854)	(4,317)

Free cash flow	$(8,481)	$(31,696)

Factors Affecting Our Performance

We believe that our growth and financial performance are dependent upon many factors, including the key factors described below, which are in turn subject to significant risks and challenges, including those discussed below and in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on November 10, 2021 and the Registration Statement on Form S-1 we filed with the SEC on August 19, 2021.

Penetrating a Largely Undigitized Global Property Market

Despite the rapid pace of digital transformation in today’s world, the massive global building stock, estimated by Savills to be $228 trillion in total property value as of 2017, remains largely undigitized today, and we estimate that less than 0.1% is penetrated by digital transformation. As a first mover in digital twin creation and spatial data library construction, we see significant opportunities to continue leading the digitization and datafication of the built world. We estimate that there are more than 4 billion buildings and 20 billion spaces in the world globally, yielding a more than $240 billion market opportunity. We believe that as Matterport’s unique spatial data library and property data services continue to grow, this opportunity could increase to more than $1 trillion based on the size of the building stock and the untapped value creation available to buildings worldwide. The constraints created by the COVID-19 pandemic have only reinforced and accelerated the importance of the solutions that we have developed for diverse markets over the past decade.

Through providing a comprehensive set of solutions from cutting-edge capture technology and high-accuracy digital twins to valuable property insights, our AI-powered platform delivers value across the property lifecycle to subscribers from various end markets, including residential and commercial real estate, facilities management and retail, AEC, insurance and repair, and travel and hospitality. As of December 31, 2020, we had over 254,000 subscribers on our platform and approximately 4.3 million spaces under management, which we believe represents more than 100 times number of spaces under management by the rest of the market, and we aim to continue scaling our platform and strengthen our foothold in various end markets and geographies to deepen our market penetration. We believe that the breadth and depth of the Matterport platform along with the strong network effect from our growing spatial data library will lead to increased adoption of our solutions across diverse end markets, enabling us to drive further digital transformation of the built world.

Adoption of our Solutions by Enterprise Subscribers

We are pioneering the transformation of the built world from offline to online. We provide a complete, data-driven set of solutions for the digitization and datafication of the built world across a diverse set of use cases and industries. We take a largely offline global property market to the online world using a data-based approach, creating a digital experience for subscribers to interact with buildings and spaces and derive actionable insights. Our Cortex AI-driven engine and software platform uses the breadth of the billions of data points we have accumulated over the years to improve the 3D accuracy of our digital twin models. Our machine learning algorithms also deliver significant commercial value to our subscribers by generating data-based insights that allow them to confidently make assessments and decisions about their properties. We provide enterprise subscribers with a comprehensive solution that includes all of the capture, design, build, promote, insure, inspect and manage functionality of our platform. We believe that our scale of data, superior capture technology, continued focus on innovation and considerable brand recognition will drive a continued adoption of our all-in-one platform by enterprise subscribers. We are particularly focused on acquiring and retaining large enterprise subscribers due to the significant opportunities to expand our integrated solutions to different parts of an organization and utilize digital twins for more use cases within an organization. We will continue improving our proprietary spatial data library and AI-powered platform while increasing investments in direct sales and account-based marketing to enhance enterprise adoption of our solutions.

Retention and Expansion of Existing Subscribers

Our ability to increase revenue depends in part on retaining our existing subscribers and expanding their use of our platform. We offer an integrated, comprehensive set of solutions including spatial data capturing, digital twin creation, publication, vertical-market specific content, and property analytics. We have a variety of subscription plans to meet the needs of every subscriber, including free subscription plans and several standard paid subscription plans, and we are able to provide customized subscription plans tailored to the specific needs of large enterprises. As we seek to develop long-term subscriber relationships, our value proposition to subscribers is designed to serve the entirety of the property lifecycle, from design and build to maintenance and operations, promotion, insure, repair, restore, secure and finance. As a result, we believe we are uniquely positioned to grow our revenue with our existing subscribers as our platform helps them discover opportunities to drive short and long term returns on their property investments.

Given the all-in-one nature of our platform and its ease of use, we are also able to drive adoption of our solutions across various parts of an organization. For example, we started a long-term relationship with a large commercial real estate client when we were engaged to create digital twins for available office spaces for promotion and leasing. We were then able to expand the relationship by working with the subscriber’s construction team to redesign office spaces through integrating our digital twins with the construction team’s design software. Most recently, we signed a global agreement with the client’s real estate acquisition team to conduct due diligence of potential real property acquisitions.

As a result of our long-term focus and expansion strategy, we have been able to consistently retain our subscribers and drive increased usage of our platform. Our net dollar expansion rate of 112% for the three months ended December 31, 2020 demonstrates the stickiness and growth potential of our platform.

Scaling Across Various Industry Verticals

Matterport’s fundamental go-to-market model is built upon a subscription first approach. We have invested aggressively to unlock a scalable and cost-effective subscription flywheel for customer adoption. With our large spatial data library and pioneering AI-powered capabilities, we pride ourselves on our ability to deliver value across the property lifecycle to subscribers from various end markets, including residential and commercial real estate, facilities management and retail, AEC, insurance and repair, and travel and hospitality. Going forward, we will continue to improve our spatial data library and AI-powered platform to address the workflows of the industries we serve, while expanding our solutions and reaching new real estate segments. We also plan to increase investments in industry-specific sales and marketing initiatives to increase sales efficiency and drive subscriber and recurring revenue growth. While we expect that these investments will result in a considerable increase in our operating expenses, we expect operating margins to improve over the long term to scale and gain higher operating leverage.

International Expansion

We are focused on continuing to expand our AI-powered spatial data platform to all corners of the world. Given that the global building stock remains largely undigitized today and with the vast majority of the world’s buildings located outside of the United States, we expect significant opportunities in pursuing the digitization and datafication of the building stock worldwide. We use a “land and expand” model to capitalize on the potential for geographic expansion. As of December 31, 2020, subscribers outside the United States accounted for more than 35% of our subscription revenues. Given the flexibility and ease of use of our platform and capture device agnostic data capture strategy, we believe that we are well-positioned to further penetrate existing and additional geographies.

To scale our international penetration, we plan to continue to increase our investment in sales and marketing efforts across the globe, including building up sales and marketing teams in North America, Europe, the Middle East and Africa, and the Asia Pacific region. With multiple sales attachment points and a global marketing effort, we believe that we can further penetrate enterprises and businesses worldwide through channel partnerships and direct sales. Such international expansion efforts will also involve additional investments in our market research teams to tailor platform solutions, subscription plans and pricing for each market. These international expansion activities may impact our near-term profitability as we lay the foundation for international growth. Nevertheless, we believe that customers around the world will derive value from the universal utility and flexibility of our spatial data platform which transforms how customers interact with their physical spaces in the modern age.

Investing in Research and Innovation for Growth

We will continue to invest in research and development to improve Cortex, expand our solutions portfolio, and support seamless integration of our platform with third-party software applications. We plan to concentrate on in-house innovation and expect to consider acquisitions on an opportunistic basis. We have a robust pipeline of new product releases. For example, in May 2020, we launched Matterport for iPhone, which gave every recent iPhone owner the ability to capture and collaborate on 3D spaces and resulted in significant subscriber growth and digital twin creations. In April 2021, Matterport announced the official release of the Android Capture app, giving Android users the ability to quickly and easily capture buildings and spaces in immersive 3D. We see significant potential for future subscriber growth as we release more products and create additional upselling opportunities. We will also strengthen our AI and ML capabilities as we enlarge our spatial data library, enabling continuous improvement of the fidelity and accuracy of digital twins and enhancing the commercial value from data-driven analytics. In June 2021, Matterport announced a collaboration with Facebook AI (now known as Meta) to release the world’s largest dataset of 3D spaces for academic research and a partnership with Apex, a national provider of advanced store surveys, to enable retail brands across the U.S. and Canada to access, collect and evaluate building data and information. In August 2021, we announced a new integration with Xactimate that allows property professionals to order a TruePlan of a Matterport 3D model with a single click in Verisk’s Xactimate solution. Also in August 2021, we launched Notes, an interactive collaboration and communication tool for its digital twins to unlock big productivity gains for teams. These investments may impact our operating profitability in the near term, but we expect our operating margins to improve over the long term as we solidify our scale and reach.

While we plan to concentrate on in-house innovation, we may also pursue acquisitions of products, teams and technologies on an opportunistic basis to further expand the functionality of and use cases for our platform. As with organic research and development, we adopt a long-term perspective in the evaluation of acquisition opportunities in order to ensure sustainable value creation for our customers.

Expanding Partner Integrations and Third-Party Developer Platform

We aim to foster a strong network of partners and developers around our Matterport platform. Through integration with our open, scalable and secure enterprise platform, organizations across numerous industries have been able to automate workflows, enhance subscriber experiences and create custom extensions for high-value vertical applications. For example, in May 2020, we rolled out integration capability with Autodesk to assist construction teams with streamlining documentation across workflows and collaborate virtually. In July 2021, by partnering with PTC, we offer a joint solution that gives customers a highly visual and interactive way to deliver digital content onto the environments captured by our platform. Going forward, we plan to develop additional strategic partnerships with leading software providers to enable more effective integrations and enlarge our marketplace of third-party software applications.

We believe that our future growth and scale depend partially upon our ability to develop a strong ecosystem of partners and developers which can augment the value of our platform. Going forward, we plan to establish additional strategic partnerships with leading software providers through the Matterport Platform Partner Program, in which our industry partners and developers can build, develop, and integrate with our spatial data library. We will also invest in the Matterport Developer Program to enlarge our marketplace of value-added third-party applications built on top of the Matterport platform. We expect that monetization opportunities from partner integrations and the third-party developer marketplace will allow us to drive subscriber growth and develop a more loyal subscriber base, and the revenue derived from the marketplace will grow over time.

Components of Results of Operations

Revenue

Our revenue consists of subscription revenue, license revenue, services revenue and product revenue.

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Subscription revenue—We provide our software as a service on our Matterport platform. Subscribers use our platform under different subscription levels based on the number of active scanned spaces. We typically bill our subscribers monthly in advance based on their subscription level and recognize revenue on a monthly basis based on the subscription level.

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License revenue—We provide spatial data to customers in exchange for payment of a license fee. Under these license arrangements, customers take right to possession of the spatial data and pay a fee for an agreed scope of use.

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Services revenue—Services revenue consist of capture services and add-on services. Capture services consist of professional services in which a Matterport-qualified third-party technician will provide on-site digital capture services for the customer. Under these arrangements, we will pay the third-party technician directly and bill the customer directly. Add-on services consist of additional software features that the customer can purchase. These services are typically provided by third parties under our direction and oversight and we pay the third party directly and bill the subscriber directly for the provisions of such services.

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Product revenue—Product revenue consists of revenue from the sale of capture devices, including our Pro2 Camera, and out-of-warranty repair fees. Customers place orders for the capture devices, and we fulfill the order and ship the devices directly to the customer or, in some cases, we arrange for the shipment of devices from third parties directly to the customer. We recognize product revenue associated with a sale in full at the time of shipment of the capture device. In some cases, customers prepay for the ordered device and, in other cases we bill the customer upon shipment of the device. Customers purchasing capture devices from us also typically subscribe to the Matterport platform for use with their captured spaces. However, we do not require Pro2 Camera owners to have a subscription when purchasing a Pro2 Camera. We will also repair Pro2 Cameras for a fee if the nature of the repair is outside the scope of the applicable warranty.

Cost of Revenue

Cost of revenue consists of cost of subscription revenue, cost of license revenue, cost of services revenue, and cost of product revenue.

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Cost of subscription revenue—Cost of subscription revenue consists primarily of costs associated with hosting and delivery services for our platform to support our subscribers and other users of our subscribers’ spatial data, along with our customer success operations. Cost of subscription revenue also includes amortization of internal-use software and stock-based compensation.

•	Cost of license revenue—Cost of license revenue consists primarily of costs associated with data curation and delivery costs associated with providing spatial data to customers.

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Cost of services revenue—Cost of services revenue consists primarily of costs associated with capture services and costs for add-on features. Costs for capture services are primarily attributable to services rendered by third-party technicians that digitally capture spaces on behalf of the applicable customer, as well as administration and support costs associated with managing the program. Costs for add-on features are primarily attributable to services rendered by third-party contractors that develop the floor plans or other add-ons applications purchased by our subscribers as well as support costs associated with delivering the applications.

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Cost of product revenue—Cost of product revenue consists primarily of costs associated with the manufacture of our Pro2 Camera, warranty and repair expenses relating to Pro2 Cameras and personnel-related expenses associated with manufacturing employees including salaries, benefits, bonuses, overhead and stock-based compensation. Cost of product revenue also includes depreciation of property and equipment, costs of acquiring third-party capture devices, and costs associated with shipping devices to customers.

Operating Expenses

Our operating expenses consist primarily of research and development expenses, selling, general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, stock-based compensation, and sales commissions. Operating expenses also include overhead costs.

•

Research and development expenses—Research and development expenses consist primarily of personnel-related expenses associated with our research and development employees, including salaries, benefits, bonuses, and stock-based compensation. Research and development expenses also include third-party contractor or professional services fees, and software and subscription services dedicated for use by our research and development organization. We expect that our research and development expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in our platform and products. In addition, research and development expenses that qualify as internal-use software development costs are capitalized, the amount of which may fluctuate significantly from period to period.

•

Selling, general and administrative expenses—Selling, general, and administrative expenses consist primarily of personnel-related expenses associated with our sales and marketing, finance, legal, information technology, human resources, facilities, and administrative employees, including salaries, benefits, bonuses, sales commissions, and stock-based compensation. We capitalize and amortize commissions associated with attracting new paid subscribers and services revenue equal to a period of three years, which is the estimated period for which we expect to benefit from the sales commissions. Selling, general and administrative expenses also include external legal, accounting, and other professional services fees, software and subscription services, and other corporate expenses. Following the Closing, we have incurred and expect to incur in the future additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. We expect that our selling, general and administrative expenses will continue to increase in absolute dollars as our business grows. See “The Merger” above.

Interest Income

Interest income consists of interest income earned on our cash and cash equivalents and investments.

Interest Expense

Interest expense consists primarily of interest payments for our debt facilities. See “Liquidity and Capital Resources—Debt and Financing Arrangements.”

Transaction costs

Transaction costs consist of legal, accounting, banking fees and other costs that were directly related to the consummation of the Merger.

Provision for Income Taxes

Provision for income taxes consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We record income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. These differences are measured using the enacted statutory tax rates that are expected to apply to taxable income for the years in which differences are expected to reverse. We recognize the effect on deferred income taxes of a change in tax rates in income in the period that includes the enactment date.

We record a valuation allowance to reduce our deferred tax assets and liabilities to the net amount that we believe is more likely than not to be realized. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing tax planning strategies in assessing the need for a valuation allowance.

Results of Operations

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following table sets forth our results of operations for the years ended December 31, 2020 and December 31, 2019 (in thousands, except percentages):

	Year Ended December 31,		Change
	2020	2019	$	%
Revenue:
Subscription	$41,558	$24,528	$17,030	69%
License	3,500	—	3,500	100%
Services	7,702	2,869	4,833	168%
Product	33,124	18,612	14,512	78%

Total revenue	85,884	46,009	39,875	87%

Costs of revenue:
Subscription	11,445	7,592	3,853	51%
License	69	—	69	100%
Services	6,131	2,394	3,737	156%
Product	20,300	13,876	6,424	46%

Total costs of revenue	37,945	23,862	14,083	59%

Gross profit	47,939	22,147	25,792	116%
Gross margin	56%	48%
Operating expenses:
Research and development	17,710	17,195	515	3%
Selling, general, and administrative	41,791	35,350	6,441	18%

Total operating expenses	59,501	52,545	6,956	13%

Loss from operations	(11,562)	(30,398)	18,836	(62)%
Other income (expense):
Interest income	19	229	(210)	(92)%
Interest expense	(1,501)	(1,482)	(19)	1%
Other (expense) income, net	(900)	(244)	(656)	269%

Total other income (expense)	(2,382)	(1,497)	(885)	59%

Loss before provision for income taxes	(13,944)	(31,895)	17,951	(56)%
Provision for income taxes	77	65	12	18%

Net loss	$(14,021)	$(31,960)	$17,939	(56)%

Revenues

Total revenue increased by $39.9 million, or 87%, to $85.9 million for the year ended December 31, 2020, from $46.0 million for the year ended December 31, 2019. The increase in revenue is attributable to growth from all revenue streams.

Subscription revenue increased by $17.0 million, or 69%, to $41.5 million for the year ended December 31, 2020, from $24.5 million for the year ended December 31, 2019. Of the $17.0 million increase, approximately $8.7 million was attributable to the higher volume of subscription plans from additional new subscribers during the year ended December 31, 2020 and approximately $8.3 million was attributable to additional sales to existing customers during that period.

License revenue increased by $3.5 million, or 100%, to $3.5 million for the year ended December 31, 2020, from nil for the year ended December 31, 2019. The increase was primarily attributable to the launch of our data licensing business and the license of spatial data to customers for the year ended December 31, 2020. We did not generate license revenue during the year ended December 31, 2019.

Services revenue increased by $4.8 million, or 168%, to $7.7 million for the year ended December 31, 2020, from $2.9 million for the year ended December 31, 2019. The increase was primarily attributable to increased sales of capture services and add-on services, primarily driven by our investment in growing our capture services business and the increase in the number of our subscribers during the year ended December 31, 2020.

Product revenue increased by $14.5 million, or 78%, to $33.1 million for the year ended December 31, 2020, from $18.6 million for the year ended December 31, 2019. The increase was primarily attributable to the significant growth in the number of capture devices shipped during the period. Product revenue was also driven by the stay-at-home orders issued by governments around the world in response to the COVID-19 pandemic as consumers increasingly adopted online technologies.

For further information related to the impact of COVID-19, please see “Business Impact of COVID-19.”

Cost of Revenue

Total cost of revenue increased by $14.1 million, or 59%, to $37.9 million for the year ended December 31, 2020, from $23.8 million for the year ended December 31, 2019. The increase was primarily attributable to an increase in subscription services provided and capture devices sold.

Cost of subscription revenue increased by $3.9 million, or 51%, to $11.5 million for the year ended December 31, 2020, from $7.6 million for the year ended December 31, 2019. The increase was primarily attributable to an increase in costs related to hosting and delivery services for our platform to support the growth of subscription services provided.

Cost of license revenue did not fluctuate significantly year over year.

Cost of services revenue increased by $3.7 million, or 156%, to $6.1 million for the year ended December 31, 2020, from $2.4 million for the year ended December 31, 2019. The increase was primarily attributable to an increase in volume and cost related to capture services sold.

Cost of products revenue increased by $6.4 million, or 46%, to $20.3 million for the year ended December 31, 2020, from $13.9 million for the year ended December 31, 2019. The increase was primarily attributable to increased costs related to materials to support the higher demand for capture devices, as well as increased direct labor, and manufacturing overhead to support the increased volume of capture devices sold.

Gross Profit and Gross Margin

Gross profit increased by $25.8 million, or 116%, to $47.9 million for the year ended December 31, 2020, from $22.1 million for the year ended December 31, 2019. Gross margin increased to 56% during the year ended December 31, 2020 compared to 48% during the year ended December 31, 2019. The increase was primarily driven by the composition of revenue. Subscription and license revenue have had a positive effect on our total gross margin given their higher gross margins compared the gross margins of product and services revenue.

Research and Development Expenses

Research and development expenses increased by $0.5 million, or 3%, to $17.7 million for the year ended December 31, 2020, from $17.2 million for the year ended December 31, 2019. The increase was primarily attributable to personnel-related costs associated with salaries, bonuses, stock-based compensation, and professional services to support our continued investment in our platform and products.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $6.4 million, or 18%, to $41.8 million for the year ended December 31, 2020 from $35.4 million for the year ended December 31, 2019. The increase was primarily attributable to increases in personnel-related costs, including a $1.9 million increase in salaries as a result of an increase in headcount, a $4.6 million increase in bonuses and commissions and a $1.6 million increase in consulting fees to support the growth in our business operations. The increase was partially offset by a $2.0 million decrease in marketing expenses primarily due to decreased participation in conferences and trade shows during the year ended December 31, 2020 as a result of COVID-19.

Interest Income

Interest income decreased by $0.2 million, or 92%, to $0.02 million for the year ended December 31, 2020 from $0.2 million for the year ended December 31, 2019. The decrease was primarily attributable to lower interest earned on our cash equivalents due to a lower realized interest rate on U.S. treasury bills.

Interest Expense

Interest expense did not fluctuate significantly during the year. We incurred $0.1 million interest expense for our 2020 Term Loan and $0.1 million of interest expense for the amortization of debt discount associated with our 2020 Notes, which were partially offset by lower interest expense for other loans due to lower average principal balances, coupled with a slight decrease in the interest rate in the current year for our 2019 Term Loan and revolving line of credit.

Other (Expense) Income, Net

Other (expense) income, net decreased by $0.7 million, or 269%, to $(0.9) million for the year ended December 31, 2020 from $(0.2) million for the year ended December 31, 2019. The decrease was primarily attributable to $1.0 million of loss on extinguishment of our 2020 Notes.

Provision for Income Taxes

The provision for income taxes did not significantly fluctuate year over year. The U.S. federal statutory tax rate is 21%, while our effective tax rate for the year ended December 31, 2020 and 2019 was (0.6)% and (0.2)%, respectively. The difference was due primarily to the tax benefit of pre-tax book losses being offset by a valuation allowance.

Liquidity and Capital Resources

Sources of Liquidity

Our capital requirements will depend on many factors, including the growth and expansion of our paid subscribers, development of our technology and software platform (including research and development efforts), expansion of our sales and marketing activities and sales, general and administrative expenses. As of December 31, 2020, we had cash, cash equivalents, and restricted cash of approximately $52.3 million. Our cash equivalents are comprised primarily of cash on hand and amounts on deposit with financial institutions. To date, our principal sources of liquidity have been proceeds received from the issuance of equity and financing activities.

We believe our existing cash resources are sufficient to support planned operations for the next 12 months. We completed the Merger and PIPE financing on July 22, 2021, pursuant to which we received net proceeds of $612.9 million. As a result, management believes that its current financial resources are sufficient to continue operating activities for at least one year past the reissuance date of the financial statements.

We have incurred negative cash flows from operating activities and significant losses from operations in the past. We expect to continue to incur operating losses at least for the next 12 months due to the investments that we intend to make in our business. Our future capital requirements will depend on many factors, including increase in our customer base, the timing and extent of spend to support the expansion of sales, marketing and development activities, and the impact of the COVID-19 pandemic. As a result, we may require additional capital resources to grow our business. We believe that current cash, cash equivalents and investments will be sufficient to fund our operations for at least the next 12 months.

Debt and Financing Arrangements

As of December 31, 2020, we had $12.7 million outstanding in debt. The debt consists of our 2019 Term Loan, our 2018 Term Loan, our 2020 Term Loan, and our line of credit.

2019 Term Loan

The 2019 term loan is secured by certain assets and has customary negative and affirmative covenants. The loan has a maturity date of May 1, 2023 and bears interest rate at a floating per annum rate equal to the greater of (a) the Prime Rate + 1% and (b) 5.25%. The Company repaid $0.6 million of principal outstanding under the 2019 Term Loan during year ended December 31, 2020.

Line of Credit

Our line of credit with third-party lender is secured by our accounts receivable and has customary negative and affirmative covenants. The loan has a maturity date of December 14, 2021 and bears interest at a floating per annum rate of equal to the greater of (a) the Prime Rate + 0.5% and (b) 5.25%. As of December 31, 2020, $3.0 million of principal was outstanding under the 2020 Amendment revolving line of credit.

2018 Term Loan

The 2018 term loan is repayable in 48 monthly scheduled installments commencing on May 1, 2018. We are required to make interest-only payments for the first 12 months starting May 2018 and thereafter to make 36 equal installment payments through the maturity date of the loan. The loan is secured by certain assets and has customary negative and affirmative covenants. The loan has a maturity date of May 1, 2022 and bears interest at a fixed per annum rate of 11.5%. As of December 31, 2020 and 2019, there was $5.1 million and $8.3 million of principal outstanding under the 2018 Agreement, respectively.

2020 Term Loan

The 2020 term loan is provided under two facilities; facility A is comprised of $1.0 million maturing in 36 months, and facility B is comprised of $1.0 million maturing in 30 months. Principal is payable in 24 equal installments commencing on May 31, 2021 through April 30, 2023. The loan is secured by a letter of credit and has customary negative and affirmative covenants. The facility term loan has a maturity date of April 30, 2023 and bears interest at a fixed per annum rate of 4.75%. For the year ended December 31, 2020, the Company recorded $0.1 million of interest expense and did not repay any principal outstanding under the 2020 Term Loan.

Other commitments

We lease office space under operating leases for our U.S. headquarters and other locations in the United States that expire at various dates from the remainder of 2021 through 2025. In addition, we have purchase obligations, which include contracts and issued purchase orders containing non-cancellable payment terms to purchase third-party goods and services. As of December 31, 2020, our annual lease obligations totaled approximately $1.3 million, or approximately $5.5 million through the year ending December 31, 2025. Our purchase obligations for the year ended December 31, 2020 totaled approximately $3.9 million.

Cash Flows for the Years Ended December 31, 2020 and 2019

The following table sets forth a summary of our cash flows for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
(in thousands)	2020	2019
Cash provided by (used in):
Operating activities	(3,597)	(26,826)
Investing activities	(4,884)	(4,870)
Financing activities	50,462	34,170

Net Cash Used in Operating Activities

Net cash used in operating activities was $3.6 million for the year ended December 31, 2020. This amount primarily consisted of a net loss of $14.0 million, offset by non-cash charges of $9.3 million, and an increase in net operating assets and liabilities of $1.1 million. The non-cash charges primarily consisted of $4.8 million of depreciation and amortization expense, $2.5 million of stock-based compensation expense, $1.0 million of loss on extinguishment of debt and convertible note, $0.8 million increase of allowance for doubtful accounts, and $0.2 million of amortization of debt discount. Net cash provided by changes in net operating assets and liabilities primarily consisted of an increase in accrued expenses and other liabilities, deferred revenue and accounts payable, partially offset by an increase in accounts receivable, inventories, prepaid expenses and other assets.

Net cash used in operating activities was $26.8 million for the year ended December 31, 2019. This amount primarily consisted of a net loss of $32.0 million, decrease in net operating assets and liabilities of $1.7 million, offset by non-cash charges of $6.8 million. The non-cash charges primarily consisted of $4.2 million of depreciation and amortization expense, $1.8 million of stock-based compensation expense, $0.4 million increase of allowance for doubtful accounts, and $0.2 million of amortization of debt discount. Changes of net operating assets and liabilities primarily consisted of an increase in accounts receivable and prepaid expenses and other assets, which was partially offset by an increase in deferred revenue.

Net Cash Used in Investing Activities

Net cash used in investing activities was $4.9 million for the year ended December 31, 2020. This amount primarily consisted of capitalized software and development costs during the year.

Net cash used in investing activities was $4.9 million for the year ended December 31, 2019. This amount primarily consisted of capitalized software and development costs of $4.3 million and capital expenditures of $0.6 million during the year.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $50.5 million for the year ended December 31, 2020. This amount primarily consisted of proceeds from the issuance of preferred stock of $43.7 million, proceeds from an issuance of convertible notes of $8.5 million, proceeds from debt from external lenders of $6.3 million, and proceeds from the exercise of stock options of $1.5 million, offset by repayment of debt of $8.0 million, cash paid for settlement of vested stock options of $1.0 million, and repurchases of common stock of $0.4 million.

Net cash provided by financing activities was $34.2 million for the year ended December 31, 2019. This amount primarily consisted of proceeds from the issuance of preferred stock of $32.0 million, proceeds from debt from external lenders of $6.0 million, and proceeds from the exercise of stock options of $0.5 million, offset by repayment of debt of $4.1 million.

Off-Balance Sheet Arrangements

As of the balance sheet date of December 31, 2020, we do not have any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

The Company is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2025, and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Company’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. We evaluated the development and selection of our critical accounting policies and estimates and believe that the following involve a higher degree of judgement or complexity and are most significant to reporting our results of operations and financial position and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgements used in the preparation of our consolidated financial statements. Actual results could differ materially from those estimates and assumptions, and those differences could be material to our consolidated financial statements. We re-evaluate our estimates on an ongoing basis. For information on our significant accounting policies, refer to Note 2.—Summary of Significant Accounting Policies of our audited consolidated financial statements included in this Current Report on Form 8-K.

Revenue

Effective January 1, 2019, our revenue recognition policy is a critical policy due to the adoption of the guidance from ASC 606, Revenue from Contracts with Customers, and because of the variety of revenue generating transactions. We determine the amount of revenue to be recognized through the application of the following steps: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied.

We identify performance obligations in our contracts with customers, which primarily include subscription, license, services and products. The transaction price is determined based on the amount which we expect to be entitled to in exchange for providing the promised goods and services to our customer. The transaction price in the contract is allocated to each distinct performance obligation on a relative standalone selling price basis. Revenue is recognized when performance obligations are satisfied. In certain transactions the transaction price is considered variable and an estimate of the constrained transaction price is recorded by us. Changes in variable consideration may result in an increase or a decrease to revenue. Changes to the estimated variable consideration were not material for the periods presented.

Contract payment terms vary, and are generally net 30 days. Collectability is assessed based on a number of factors including collection history and creditworthiness of the customer. If collectability of substantially all consideration to which we are entitled under the contract is determined to be not probable, revenue is not recorded until collectability becomes probable at a later date.

Stock-Based Compensation

We measure and record the expense related to stock-based awards based on the fair value of those awards as determined on the date of grant. We recognize stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and use the straight-line method to recognize stock-based compensation. For stock-based awards with performance conditions, we record compensation expense when it is deemed probable that the performance condition will be met. We account for forfeitures as they occur. We selected the Black-Scholes option-pricing model as the method for determining the estimated fair value for stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

We calculated the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:

Expected Volatility—We estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.

Expected Term—The expected term of the Matterport’s options represents the period that the stock-based awards are expected to be outstanding.

We have elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as we do not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior.

Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield available on US Treasury zero coupon issues with a term that is equal to the options’ expected term at the grant date.

Dividend Yield —We have never declared or paid dividends and do not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Refer to Note 10—Stock Plan, to our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K for details regarding our share-based compensation plans.

Common Stock Valuation

Prior to the Closing, in the absence of a public trading market for our common stock, on each grant date, the fair value of our common stock had historically been determined by our board of directors with inputs from management, taking into account our most recent valuations from an independent third-party valuation specialist. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common stock were based on numerous objective and subjective factors, combined with management’s judgment, including:

•	relevant precedent transactions involving our capital stock;

•	external market conditions affecting the industry and trends within the industry;

•	the rights, preferences and privileges of our redeemable convertible preferred stock relative to those of our common stock;

•	our financial condition and operating results, including our levels of available capital resources;

•	the progress of our research and development efforts, our stage of development and business strategy;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our given prevailing market conditions;

•	the history and nature of our business, industry trends and competitive environment;

•	the lack of marketability of our common stock;

•	recent secondary stock sales and tender offers;

•	equity market conditions affecting comparable public companies; and

•	general U.S. and global market conditions.

In determining the fair value of our common stock, we established the enterprise value of our business using the market approach. Under the market approach, a group of guideline publicly traded companies with similar financial and operating characteristics to Matterport are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to our historical and forecasted revenue results.

In allocating the equity value of our business among the various classes of equity securities prior to December 2020, we used the option pricing model (“OPM”) method, which models each class of equity securities as a call option with a unique claim on our assets. The OPM treats our common stock and redeemable convertible preferred stock as call options on an equity value with exercise prices based on the liquidation preference of our redeemable convertible preferred stock. The common stock is modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after our redeemable convertible preferred stock is liquidated. The exclusive reliance on the OPM until December 2020 was appropriate when the range of possible future outcomes was difficult to predict and resulted in a highly speculative forecast.

Since December 2020, we used a hybrid method utilizing a combination of the OPM and the probability weighted expected return method (“PWERM”). The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for Matterport, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. We considered two different scenarios: (a) a transaction with a SPAC or (b) remaining a private company. Under the hybrid method, we used the OPM, the if-converted method, and the liquidation method to allocate the equity value of our business among the various classes of stock. The if-converted method presumes that all shares of our redeemable convertible preferred stock convert into shares of common stock based upon their conversion terms and differences in the rights and preferences of the share of redeemable convertible preferred stock are ignored. The liquidation method presumes payment of proceeds in accordance with the liquidation terms of each class of stock.

After the allocation to the various classes of equity securities, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common stock. A DLOM was meant to account for the lack of marketability of a stock that was not publicly traded. In making the final determination of common stock value, consideration was also given to recent sales of common stock.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Recent Accounting Pronouncements

For a discussion of the recent accounting pronouncements, refer to “Accounting Pronouncements” in Note 2. Summary of Significant Accounting Policies in our audited consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Internal Control Over Financial Reporting

In connection with the audits of our financial statements for the years ended December 31, 2020 and 2019, material weaknesses in our internal control over financial reporting were identified. A material weakness is a deficiency or a combination of deficiencies, in a company’s internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

For a description of the identified material weaknesses see section titled “Risk Factors—We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses or if management identifies additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired” in the Registration Statement on Form S-1 we filed with the SEC on August 19, 2021.

Remediation Plan

We have committed significant effort and resources to the remediation and improvement of our internal control over financial reporting. These remediation measures are ongoing and include the following:

•

we hired and continued to hire additional accounting and finance resources with public company experience, in addition to utilizing third-party consultants and specialists, to supplement our internal resources;

•	we designed and implemented controls to formalize roles and review responsibilities to align the team’s skills and experience, including segregation of duties considerations;

•

we engaged a third-party IT consulting firm to assist in designing and implementing IT general controls, including controls over change management, program development approvals and testing, the review and update of user access rights and privileges and appropriate segregation of duties; and

•

we are in the process of implementing comprehensive access control protocols for our enterprise resource planning environment to implement restrictions on user and privileged access to certain applications, establishing additional controls over the preparation and review of journal entries, establishing additional controls to verify transactions are properly classified in the financial statements.

The elements of our remediation plan can only be accomplished over time and are subject to continued review, implementation and testing by management, as well as oversight by the audit committee of our board of directors, to determine that it is achieving its objectives. We cannot guarantee that these initiatives will ultimately have the intended effects. While we have implemented a variety of steps to remediate these weaknesses, the material weaknesses will not be considered remediated until our remediation plan has been fully implemented, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly implemented and enhanced controls are operating effectively.

Quantitative and Qualitative Disclosures About Market Risk

Matterport is subject to market risk, primarily relating to potential losses arising from adverse changes in foreign currency exchange rates.

Foreign Currency Exchange Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the United States, U.K. and Singapore. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts, growth of our international entities, and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.